Filed
In the Office of the
Secretary of State of Texas
Jan 27 2000
Corporations Section



                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  649.COM, INC.
                               A TEXAS CORPORATION

                                       I.

     The  name  of  the  corporation  is  649.com,  Inc.

                                       II.

     The  period  of  its  duration  is  perpetual.

                                      III.

     The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

                                       IV.

     This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million Shares (5,000,000) shares, par value $0.001.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Texas Business Corporation Act. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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     No shares of Common Stock or Preferred Stock shall carry and no shareholder shall possess or enjoy any preemptive rights to acquire additional or treasury shares of the Corporation. No shares of Common Stock or Preferred Stock shall carry and no shareholder shall posses or enjoy any cumulative voting rights in the election of Directors of the Corporation.

                                       V.

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of a stated sum which shall be at least one thousand dollars ($1,000.00).

                                       VI.

     The street address of the initial registered office of the corporation is 800 Brazos Street, #1100, Austin, Texas 78701, and the name of its initial registered agent at such address is Paracorp Incorporated.

                                      VII.

     The number of directors constituting the Board of Directors is at least one
(1) but no more than seven (7), and the name and address of the person who is to serve as the Sole Director until the next annual meeting of shareholders, or until their successors are elected and qualified, is as follows:

     Larry  Burbidge                        1177  West  Hastings,  Suite  1818
                                            Vancouver,  BC  Canada  V6E  2K3

                                      VIII.

     The corporation shall indemnify any and all persons who may serve or who may have served at any time as directors or officers of the corporation or who, at the request of the Board of Directors of the corporation, may serve or at any time have served as directors and officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding, in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, to the fullest extent permitted by the Texas Business Corporation Act. The corporation shall have the power to purchase and maintain at its cost and expense insurance on behalf of such persons to the fullest extent permitted by the Texas Business Corporation Act.

                                       IX.

     A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for a breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) for a transaction from which a director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for an act or omission for which the liability of a director is expressly provided for by statute, or (v) for an act related to an unlawful stock repurchase or payment of a dividend.

                                       X.

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a voite, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all the shares entitled to vote on the action were present and voted.

     Any amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act. These Restated Articles of Incorporation accurately copy the articles of incorporation and all amendments thereto that are in effect as of the date hereof and as further amended by these Restated Articles of Incorporation, and these Restated Articles of Incorporation contain no other change in any provisions thereof.

     These Restated Articles of Incorporation have been unanimously adopted by the written consent of the Board of Directors of the Corporation on December 1, 1999. The Shareholders of the corporation, by written consent on January 20, 2000, voted 11,705,420 shares in favor of and no shares against these Restated Articles of Incorporation, representing a total of 11,705,420 votes, or 67.9% of the total issued and outstanding common stock. Written notice of the shareholders action has been sent in accordance with the provisions of the Texas Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Restated Articles of Incorporation this 21st day of January, 2000.


                                            /s/ Larry Burbidge
                                             __________________________________
                                             Larry  Burbidge,  President